UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 24, 2010 (June 23, 2010)

THE PROGRESSIVE CORPORATION

(Exact name of registrant as specified in its charter)

Ohio	1-9518	34-0963169
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6300 Wilson Mills Road, Mayfield Village, Ohio 44143

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code 440-461-5000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03 Material Modification to Rights of Security Holders.

On June 23, 2010, The Progressive Corporation (the “Company”) terminated the Replacement Capital Covenant (the “Covenant”) that had been granted by the Company to the holders of its 6.25% Senior Notes due 2032 (the “Notes”) in June 2007. The Covenant was described in, and a copy of the Covenant was filed as Exhibit 4.4 to, the Company’s Current Report on Form 8-K dated June 22, 2007. At all times since the Covenant was granted, the Notes have been the “Covered Debt” as defined in the Covenant.

Pursuant to Section 4(a) of the Covenant, the Covenant may be terminated by the written consent of holders of a majority in principal amount of the Notes. As previously announced, the Company commenced a consent solicitation on June 10, 2010, requesting that holders of the Notes consent to the termination of the Covenant. The consent solicitation expired at 5:00 p.m., New York City time, on June 23, 2010, and as a result of the solicitation, holders of a majority in principal amount of the Notes consented to the termination of the Covenant. A copy of the Company’s Termination of Replacement Capital Covenant is attached hereto as Exhibit 4.

Item 8.01 Other Events.

On June 24, 2010, the Company issued a news release announcing (a) the results of the Company’s consent solicitation to the holders of its Notes and the termination of the Covenant, and (b) the interim results of the Company’s tender offer for up to $350 million of its 6.70% Fixed-to-Floating Rate Junior Subordinated Debentures due 2067. A copy of the news release is attached hereto as Exhibit 99.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

See exhibit index on page 4.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 24, 2010

THE PROGRESSIVE CORPORATION

By:	/s/ Jeffrey W. Basch
Name:	Jeffrey W. Basch
Title:	Vice President and Chief Accounting Officer

EXHIBIT INDEX

Exhibit No. Under Reg. S-K Item 601	Form 8-K Exhibit No.	Description

4	4	Termination of Replacement Capital Covenant, dated June 23, 2010

99	99	News release dated June 24, 2010 announcing the results of the Company’s consent solicitation to the holders of its 6.25% Senior Notes due 2032 and the termination of the Replacement Capital Covenant related to those Notes, and the interim results of the Company’s tender offer for up to $350 million of its 6.70% Fixed-to-Floating Rate Junior Subordinated Debentures due 2067